CERTIFICATE OF AMENDMENT OF AMENDMENT TO ARTICLES OF
INCORPORATION
of
USA TELCOM


I, Allen Jones certifies that:

 1. The original articles were filed with the Office of the Secretary of State on November 5, 1998.

 2. As of the date of this certificate, 0 shares of stock of the corporation have been issued.

		First: Name of Corporation.

		The name of the corporation is USA TELCOM INTERNATIONALE
		(the "Corporation")


						__________________________________
      Allen Jones, President

State of ___________)
       		           )ss.
County of _________)

On _____________________, personally appeared before me, a Notary public, Allen Jones, who acknowledged that they executed the above instrument.


							         ________________________
							         A Notary Public in and for
                said County and State.